Exhibit 99.2

SIERRA WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Revenue (note 5)
IoT Solutions	$120,287	$53,657	$393,673	$218,544
Enterprise Solutions	45,769	28,793	133,291	104,753

	166,056	82,450	526,964	323,297
Cost of sales (note 5)
IoT Solutions	85,299	42,981	276,147	161,357
Enterprise Solutions	24,138	15,320	75,953	53,833

	109,437	58,301	352,100	215,190

Gross margin	56,619	24,149	174,864	108,107

Expenses
Sales and marketing	19,454	18,574	55,586	59,818
Research and development	15,988	16,238	51,619	50,652
Administration	10,906	10,384	32,241	37,789
Restructuring (note 6)	2,140	369	9,859	4,663
Impairment (notes 3 and 16)	—	11,544	10,299	11,544
Gain on sale of Omnilink (note 4(b))	—	—	(9,179)	—
Transaction costs (note 1)	10,070	—	10,584	—
Amortization	2,632	4,294	9,352	13,307

	61,190	61,403	170,361	177,773

Earnings (loss) from operations	(4,571)	(37,254)	4,503	(69,666)
Foreign exchange loss	(3,065)	(2,601)	(10,698)	(5,717)
Other expense (note 8)	(1,839)	(463)	(3,572)	(2,352)

Loss before income taxes	(9,475)	(40,318)	(9,767)	(77,735)
Income tax expense (recovery) (note 9)	869	(1,912)	3,581	(755)

Net loss from continuing operations	$(10,344)	$(38,406)	$(13,348)	$(76,980)
Net earnings (loss) from discontinued operations (note 4(a))	1,014	459	3,038	(778)

Net loss	$(9,330)	$(37,947)	$(10,310)	$(77,758)

Other comprehensive income (loss):
Foreign currency translation adjustments, net of taxes of $nil	(1,299)	(960)	(3,639)	(2,627)

Comprehensive loss	$(10,629)	$(38,907)	$(13,949)	$(80,385)

Basic and diluted net earnings (loss) per share (in dollars)(note 11)
Continuing operations	$(0.26)	$(1.03)	$(0.35)	$(2.08)
Discontinued operations	0.03	0.01	0.08	(0.02)

	$(0.24)	$(1.02)	$(0.27)	$(2.10)
Weighted average number of shares outstanding (in thousands) (note 11)
Basic	39,196	37,196	38,679	36,976
Diluted	39,196	37,196	38,679	36,976

The accompanying notes are an integral part of the consolidated financial statements.

SIERRA WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$126,042	$76,784
Restricted cash	—	100
Accounts receivable (notes 12)	100,828	85,310
Inventories (note 14)	107,964	82,177
Prepaids and other (note 15)	53,491	27,372
Assets held for sale (note 4(c))	2,427	—

	390,752	271,743
Property and equipment, net	26,314	31,134
Operating lease right-of-use assets	13,620	14,348
Intangible assets, net (note 16)	30,796	54,708
Goodwill	139,471	167,379
Deferred income taxes	1,097	1,268
Other assets	2,155	6,473

	$604,205	$547,053

Liabilities
Current liabilities
Accounts payable and accrued liabilities (notes 4(a), 6, and 17)	192,017	183,529
Deferred revenue (note 13)	13,756	11,770
Secured borrowing (note 21(d))	14,556	—
Current portion of long-term debt (note 21(b))	1,130	494
Liabilities held for sale (note 4(c))	284	—

	221,743	195,793
Long-term obligations (notes 4(a) and 18)	35,699	42,808
Operating lease liabilities	14,055	15,033
Long-term debt (note 21(b))	52,287	9,394
Deferred income taxes	5,632	6,371

	329,416	269,399

Equity
Shareholders’ equity
Common stock: no par value; unlimited shares authorized; issued and outstanding: 39,065,069 shares (December 31, 2021 - 37,774,800 shares)	478,280	460,331
Preferred stock: no par value; unlimited shares authorized; issued and outstanding: nil shares	—	—
Treasury stock: at cost; 171 shares (December 31, 2021 – 119,761 shares)	(4)	(2,128)
Additional paid-in capital	41,673	48,747
Retained deficit	(232,789)	(220,564)
Accumulated other comprehensive loss (note 19)	(12,371)	(8,732)

	274,789	277,654

	$604,205	$547,053

Commitments and contingencies (note 22)

The accompanying notes are an integral part of the consolidated financial statements.

SIERRA WIRELESS, INC.

CONSOLIDATED STATEMENTS OF EQUITY

(in thousands of U.S. dollars, except where otherwise stated)

(unaudited)

Three and nine months ended September 30, 2022
	Common Stock		Treasury Stock
	# of shares	$	# of shares	$	Additional paid-in capital	Retained deficit	Accumulated other comprehensive income/(loss)	Total
Balance as at December 31, 2021	37,774,800	$460,331	119,761	$(2,128)	$48,747	$(220,564)	$(8,732)	$277,654
Stock option exercises (note 10)	61,538	1,262	—	—	(383)	—	—	879
Stock-based compensation (note 10)	—	—	—	—	3,066	—	—	3,066
Distribution of vested RSUs	486,199	5,481	(112,687)	2,002	(6,578)	(905)	—	—
Net loss	—	—	—	—	—	(12,679)	—	(12,679)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	(426)	(426)

Balance as at March 31, 2022	38,322,537	$467,074	7,074	$(126)	$44,852	$(234,148)	$(9,158)	$268,494

Stock option exercises (note 10)	122,497	2,415	—	—	(728)	—	—	1,687
Stock-based compensation (note 10)	—	—	—	—	3,753	—	—	3,753
Purchase of treasury shares for RSU distribution	—	—	113,000	(2,443)	—	—	—	(2,443)
Distribution of vested RSUs	495,719	6,522	(119,048)	2,547	(8,199)	(870)	—	—
Net earnings	—	—	—	—	—	11,699	—	11,699
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	(1,914)	(1,914)

Balance as at June 30, 2022	38,940,753	$476,011	1,026	$(22)	$39,678	$(223,319)	$(11,072)	$281,276

Stock option exercises (note 10)	67,010	1,536	—	—	(466)	—	—	1,070
Stock-based compensation (note 10)	—	—	—	—	3,317	—	—	3,317
Purchase of treasury shares for RSU distribution	—	—	7,950	(245)	—	—	—	(245)
Distribution of vested RSUs	57,306	733	(8,805)	263	(856)	(140)	—	—
Net loss	—	—	—	—	—	(9,330)	—	(9,330)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	(1,299)	(1,299)

Balance as at September 30, 2022	39,065,069	$478,280	171	$(4)	$41,673	$(232,789)	$(12,371)	$274,789

The accompanying notes are an integral part of the consolidated financial statements.

SIERRA WIRELESS, INC.

CONSOLIDATED STATEMENTS OF EQUITY

(in thousands of U.S. dollars, except where otherwise stated)

(unaudited)

Three and nine months ended September 30, 2021
	Common Stock		Treasury Stock
	# of shares	$	# of shares	$	Additional paid-in capital	Retained deficit	Accumulated other comprehensive income/(loss)	Total
Balance as at December 31, 2020	36,619,439	$441,999	46,505	$(542)	$49,489	$(128,953)	$(5,580)	$356,413
Stock option exercises (note 10)	205,554	3,997	—	—	(1,195)	—	—	2,802
Stock-based compensation (note 10)	—	—	—	—	8,515	—	—	8,515
Purchase of treasury shares for RSU distribution	—	—	201,000	(3,933)	—	—	—	(3,933)
Distribution of vested RSUs	66,292	1,019	(132,659)	2,420	(3,428)	(957)	—	(946)
Net loss	—	—	—	—	—	(29,860)	—	(29,860)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	(2,900)	(2,900)

Balance as at March 31, 2021	36,891,285	$447,015	114,846	$(2,055)	$53,381	$(159,770)	$(8,480)	$330,091

Stock option exercises (note 10)	58,064	1,134	—	—	(336)	—	—	798
Stock-based compensation (note 10)	—	—	—	—	3,722	—	—	3,722
Purchase of treasury shares for RSU distribution	—	—	228,500	(3,530)	—	—	—	(3,530)
Distribution of vested RSUs	214,393	2,970	(301,581)	5,073	(6,943)	(1,219)	—	(119)
Net loss	—	—	—	—	—	(9,951)	—	(9,951)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	1,233	1,233

Balance as at June 30, 2021	37,163,742	$451,119	41,765	$(512)	$49,824	$(170,940)	$(7,247)	$322,244

Stock option exercises (note 10)	34,589	686	—	—	(206)	—	—	480
Stock-based compensation (note 10)	—	—	—	—	1,767	—	—	1,767
Purchase of treasury shares for RSU distribution	—	—	7,000	(111)	—	—	—	(111)
Distribution of vested RSUs	39,846	545	(40,223)	487	(828)	(204)	—	—
Net loss	—	—	—	—	—	(37,947)	—	(37,947)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	(960)	(960)

Balance as at September 30, 2021	37,238,177	$452,350	8,542	$(136)	$50,557	$(209,091)	$(8,207)	$285,473

The accompanying notes are an integral part of the consolidated financial statements.

SIERRA WIRELESS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Cash flows provided by (used in):
Operating activities
Net loss	$(9,330)	$(37,947)	$(10,310)	$(77,758)
Items not requiring (providing) cash
Amortization	4,432	7,208	15,857	21,783
Stock-based compensation (note 10)	3,317	1,767	10,136	14,004
Capitalized interest expense (note 21(b))	964	—	2,548	—
Deferred income tax (recovery) expense	—	(2,378)	1	(2,381)
Impairment (notes 3 and 16)	—	11,544	10,299	11,544
Gain on sale of Omnilink (note 4(b))	—	—	(9,179)	—
Unrealized foreign exchange loss	5,882	2,841	13,127	7,002
Recognition of cumulative translation adjustments on dissolution of subsidiaries (notes 8 and 19)	754	—	1,571	—
Other	(71)	(45)	374	292
Changes in non-cash working capital
Accounts receivable	1,551	22,049	(22,403)	14,853
Inventories	(15,956)	(24,375)	(26,808)	(38,610)
Prepaids and other	615	(928)	(22,663)	(12,012)
Accounts payable and accrued liabilities	(180)	(28,532)	10,619	(23,037)
Deferred revenue and other	(1,454)	348	(3,777)	744

Cash flows used in operating activities	(9,476)	(48,448)	(30,608)	(83,576)

Investing activities
Additions to property and equipment	(2,987)	(3,187)	(10,716)	(11,868)
Additions to intangible assets	(277)	(1,139)	(1,152)	(4,061)
Proceeds from sale of property and equipment	55	51	78	90
Proceeds from sale of Omnilink, net of transaction costs and cash sold (note 4(b))	206	—	35,165	—
Acquisition of M2M New Zealand, net of cash acquired	—	—	—	(319)

Cash flows (used in) provided by investing activities	(3,003)	(4,275)	23,375	(16,158)

Financing activities
Issuance of common shares, net of issuance cost	1,070	481	3,635	4,082
Purchase of treasury shares for RSU distribution	(245)	(111)	(2,688)	(7,574)
Taxes paid related to net settlement of equity awards	—	—	—	(1,057)
Decrease in other long-term obligations	(3)	(73)	(43)	(175)
Proceeds from long-term debt, net of issuance cost (note 21(b))	—	9,908	45,732	9,908
Proceeds from secured borrowing (note 21(d))	14,556	—	14,556	—

Cash flows provided by financing activities	15,378	10,205	61,192	5,184

Effect of foreign exchange rate changes on cash and cash equivalents	(4,277)	(429)	(4,801)	(1,335)
Cash, cash equivalents and restricted cash, (decrease) increase in the period	(1,378)	(42,947)	49,158	(95,885)
Cash, cash equivalents and restricted cash, beginning of period	127,420	118,486	76,884	171,424

Cash, cash equivalents and restricted cash, end of period	$126,042	$75,539	$126,042	$75,539

The accompanying notes are an integral part of the consolidated financial statements.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

1.	BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), on a basis consistent with those followed in the December 31, 2021 audited annual consolidated financial statements, except as indicated in note 2. These unaudited interim consolidated financial statements do not include all information and note disclosures required by U.S. GAAP for annual financial statements, and therefore should be read in conjunction with the December 31, 2021 audited consolidated financial statements and the notes thereto. The accompanying interim financial information reflects all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of results for the interim period.

The unaudited interim consolidated financial statements include the accounts of Sierra Wireless, Inc. and its subsidiaries, all of which are wholly-owned, from their respective dates of acquisition of control. All intercompany transactions and balances have been eliminated on consolidation. In these notes to the unaudited interim consolidated financial statements, unless the context otherwise requires, references to the “Company”, “Sierra Wireless”, “we”, “us” and “our” refer to Sierra Wireless, Inc. and its subsidiaries.

On October 21, 2022, we signed a definitive agreement and closed the sale of our home security business for gross proceeds of $7.6 million in cash. In accordance with U.S. GAAP, assets and liabilities associated with the business have been recorded as held for sale in our consolidated balance sheet as at September 30, 2022. See note 4(c).

On August 2, 2022, we entered into a definitive agreement (the “Arrangement Agreement”) with Semtech Corporation and a subsidiary of Semtech Corporation (the “Purchaser”) pursuant to which the Purchaser will acquire all of the issued and outstanding shares of Sierra Wireless (the “Transaction”). Under the terms of the Transaction, Sierra Wireless shareholders will receive $31 in cash per share (in U.S. dollars).

The Transaction, which is not subject to any financing conditions, is to be carried out by way of a court-approved plan of arrangement under the Canada Business Corporations Act. On September 27, 2022, at a special meeting, Sierra Wireless securityholders approved the Transaction. On September 29, 2022, the Supreme Court of British Columbia approved the plan of arrangement. On October 3, 2022, the Purchaser received a no action letter from the Canadian Competition Bureau, satisfying the Canadian Competition Act approval condition to closing the Transaction. The Transaction remains subject to regulatory approval under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On October 18, 2022, we announced that the Company and the Purchaser each received a request for additional information and documentary material (commonly known as a “second request”) from the U.S. Department of Justice in connection with the Transaction. The second requests were issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The outside date for closing the Transaction provided under the Arrangement Agreement, inclusive of extensions, is March 3, 2023, unless extended further by mutual agreement of the parties. If the Transaction is not completed, we may, in certain circumstances and in accordance with the terms of the Arrangement Agreement, be required to pay a termination fee of $45 million to the Purchaser.

Costs related to the closing of the Transaction are recorded within Transaction costs in our consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2022. In addition, a success fee will be payable to a financial advisor of the Company contingent on the closing of the Transaction. The contingent liability is estimated at $25 million and has not been recognized in our consolidated balance sheets as at September 30, 2022.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

On April 15, 2022, we signed a definitive agreement and closed the sale of our Omnilink offender monitoring business for $37.6 million in cash, subject to customary working capital adjustments. The assets and operations related to the Omnilink business were sold to Sentinel Advantage LLC which is wholly owned by Bison Capital Asset Management LLC (see note 4(b)).

On November 18, 2020, the Company completed the divestiture of its automotive embedded module product line. Substantially all of the assets and operations related to its automotive embedded module product line were sold to Rolling Wireless (H.K.) Limited, a consortium led by Fibocom Wireless Inc. of Shenzhen. In accordance with U.S. GAAP, the results of operations of the automotive business have been presented as discontinued operations in the Company’s consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2022 and 2021.

In these unaudited interim consolidated financial statements, unless otherwise indicated, all dollar amounts are expressed in United States dollars (U.S. dollars). The term dollars and the symbol “$” refer to U.S. dollars.

COVID-19 Impact

In March 2020, the World Health Organization declared a global pandemic caused by the outbreak of the novel coronavirus specifically identified as COVID-19. It is not possible to reliably estimate the impact on the financial results of the Company in the future. There are significant uncertainties with respect to future development and impact to the Company related to COVID-19, including the emergence of new variants of concern, and the measures taken by governments and businesses to contain the pandemic. In future periods, the effects of the pandemic may have material impacts on our financial results and the recoverable amount of our reporting units.

2.	ACCOUNTING STANDARDS

Recently implemented accounting standards

In March 2020, the Financial Accounting Standards Board (“FASB”) issued an update to ASU 2020-04 Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which addresses the effects of reference rate reform on financial reporting. This would apply to companies meeting certain criteria that have contracts, hedging relationships and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. ASU 2020-04 is effective for the Company beginning January 1, 2022 and a successor rate has been established for our Revolving Facility with CIBC (see note 21(a)). The Company adopted ASU 2020-04 on January 1, 2022. The adoption of this standard did not have a material impact on our consolidated financial statements and notes thereto.

In November 2021, the FASB issued ASU 2021-10 Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance (ASU 2021-10), which aims to provide increased transparency by requiring business entities to disclose information about certain types of government assistance they receive in the notes to the financial statements. ASU 2021-10 is effective for fiscal years beginning after December 15, 2021. The Company adopted ASU 2021-10 and will reflect the new disclosure requirements on its annual consolidated financial statements for the year ended December 31, 2022.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

Changes in future accounting standards

In October 2021, FASB issued ASU 2021-08 Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The amendments in this ASU require an entity to recognize and measure contract assets and liabilities acquired in a business combination in accordance with Topic 606. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022 and should be applied prospectively to business combinations occurring on or after the effective date of the amendment. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

3.	SIGNIFICANT ACCOUNTING POLICIES

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value assigned to assets acquired and liabilities assumed in a business combination.

Goodwill has an indefinite life, is not amortized, and is subject to an annual impairment test, on October 1 of every year, at the reporting unit level. Goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The goodwill impairment test compares the fair value of the reporting unit to its carrying amount, which includes the goodwill. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired. If the carrying amount exceeds the implied fair value of the goodwill, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the reporting unit’s fair value.

As at September 30, 2022, the Company determined that the assets and liabilities relating to our home security business (see note 4(c)) met all of the asset held-for-sale criteria and the sale closed on October 21, 2022. Therefore, the assets and liabilities associated with the home security business have been recorded as held for sale in our consolidated balance sheet as at September 30, 2022. The goodwill associated with the home security business is included in assets held for sale, and the amount of goodwill was determined based on the relative fair values of the asset group to be disposed of and the Enterprise Solutions reporting unit that will be retained. Following the allocation, we performed an impairment test of our remaining Enterprise Solutions reporting unit. We assessed the recoverability of the remaining Enterprise Solutions goodwill as at September 30, 2022 and determined that the fair value of the remaining Enterprise Solutions reporting unit exceeds its carrying value.

As at March 31, 2022, the Company determined that the assets and liabilities relating to our Omnilink offender monitoring business (see note 4(b)) met all of the asset held-for-sale criteria and the sale closed on April 15, 2022. The goodwill associated with the Omnilink offender monitoring business was included in net assets disposed, and the amount of goodwill was determined based on the relative fair values of the asset group to be disposed of and the Enterprise Solutions reporting unit that will be retained. Following the allocation, we performed an impairment test of our remaining Enterprise Solutions reporting unit. We assessed the recoverability of the remaining Enterprise Solutions goodwill as at March 31, 2022 and determined that the fair value of the remaining Enterprise Solutions reporting unit exceeds its carrying value.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

Impairment of long-lived assets

Long-lived assets, including property and equipment, and intangible assets other than goodwill, are assessed for potential impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results.

During the nine months ended September 30, 2022, due to the decision to not develop additional products for our home security business in light of the shutdown of 2G/3G networks in the United States, we performed a recoverability test and recorded an impairment expense of $9,385 (note 16). In addition, we recorded further impairment expense of $914 on an operating lease right-of-use asset and related assets as a result of entering into a sublease agreement of an office lease.

Comparative Figures

Certain comparative figures presented in the interim consolidated financial statements have been reclassified to conform with current period presentation. We reclassified certain Acquisition related and Integration and Net Earnings (Loss) from Discontinued Operations balances previously presented for the three and nine months ended September 30, 2021. From Acquisition-related and integration expense we reclassified a recovery of $26 and an expense of $255 for the three and nine months ended September 30, 2021, respectively, to Administration expense to better reflect the nature of balances. Within Net Earnings (Loss) from Discontinued Operations (note 4(a)), we reclassified recoveries of $303 and $414 for the three and nine months ended September 30, 2021, respectively, from Expenses to Cost of Sales to better reflect the nature of the expenses.

We also reclassified certain Administration expense balances previously presented for the nine months ended September 30, 2022. From Administration expense, we reclassified an expense of $514 for the nine months ended September 30, 2022 to Transaction costs to better reflect the nature of the balances.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

4.	ACQUISITIONS AND DISPOSALS

(a)	Disposition of Automotive Business

On November 18, 2020, we completed the sale of substantially all of the assets and operations related to our Shenzhen, China-based automotive embedded module product line (“Automotive Business”) to Rolling Wireless (H.K.) Limited for total gross proceeds of $165,000 in cash.

As at September 30, 2022, we retained $8,008 (December 31, 2021 — $11,165) royalty accruals relating to the Automotive Business of which $1,124 (December 31, 2021 — $1,082) is included in Accounts payable and accrued liabilities and $6,884 (December 31, 2021 — $10,083) is included in Long-term obligations. As at September 30, 2022, we retained product warranties of $627 (December 31, 2021 — $1,528) relating to the Automotive Business, which is included in Accounts Payable and accrued liabilities.

The results related to the Automotive Business have been presented as discontinued operations in the consolidated statements of operations and comprehensive loss and were as follows:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Revenue	$—	$—	$—	$—
Cost of sales	(1,015)	(303)	(2,853)	(414)

Gross margin	1,015	303	2,853	414
Expenses (Recovery)	1	(156)	(185)	1,192

Earnings (loss) before income taxes	1,014	459	3,038	(778)
Income tax expense	—	—	—	—

Net earnings (loss) from discontinued operations	$1,014	$459	$3,038	$(778)

The cash flows related to the Automotive business included in the consolidated statements of cash flows were as follows:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Cash flows provided by (used in) discontinued operations
Net cash (used in) provided by operating activities	$(1,152)	$161	$(963)	$(1,067)

Net cash (used in) provided by discontinued operations	$(1,152)	$161	$(963)	$(1,067)

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

(b)	Disposition of Omnilink Business

On April 15, 2022, we signed a definitive agreement with Sentinel Advantage LLC and closed the sale of our Omnilink offender monitoring business for $37.6 million in cash, subject to normal working capital adjustments. The Omnilink offender monitoring business was part of our Enterprise Solutions reportable segment. Pursuant to the transaction, 27 employees, who are all located in the United States, became employees of Sentinel Advantage LLC.

The financial results of the Omnilink offender monitoring business are included in the Company’s consolidated financial statements through April 14, 2022.

The gain on sale of the Omnilink offender monitoring business consists of the following:

Amount
Total gross proceeds	$37,600
Transaction costs	(2,541)
Working capital adjustment	1,109

Net proceeds	36,168
Net assets disposed	(26,989)

Gain on sale	$9,179

The net assets and liabilities disposed of were as follows:

April 15, 2022
Cash and cash equivalents	$903
Restricted cash	100
Accounts receivable	2,967
Inventories	359
Prepaids and other	364
Property and equipment, net	6,385
Intangible assets, net	5,040
Goodwill	10,996

Current assets disposed	$27,114

Accounts payable and accrued liabilities	$125

Current liabilities disposed	$125

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

(c)	Disposition of Home Security Business

On October 21, 2022, we signed a definitive agreement and closed the sale of our home security business for gross proceeds of $7.6 million in cash. The home security business is part of our Enterprise Solutions reportable segment. Pursuant to the transaction, 9 employees, who are all located in the United States, will become employees of the purchaser.

The assets and liabilities held for sale were as follows:

September 30, 2022
Accounts receivable	$285
Goodwill	2,142

Current assets held for sale	$2,427

Accounts payable and accrued liabilities	$175
Deferred revenue	109

Current liabilities held for sale	$284

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

5.	SEGMENTED INFORMATION

We disaggregate our revenue from contracts with customers into reportable segments (see consolidated statements of operations and comprehensive loss), type and geographical region.

IoT Solutions

Our IoT Solutions segment includes our cellular wireless IoT module solutions, IoT connectivity services, and embedded broadband solutions.

Enterprise Solutions

Our Enterprise Solutions include our range of Sierra Wireless AirLink routers, IoT gateways, IoT applications and advanced network management, managed connectivity services, and mobility applications.

As our chief operating decision maker does not evaluate the performance of our operating segments based on segment assets, management does not present asset information on a segmented basis.

REVENUE BY TYPE

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Product	$137,099	$47,207	$431,689	$219,191
Connectivity, software, and services	28,957	35,243	95,275	104,106

	$166,056	$82,450	$526,964	$323,297

REVENUE BY GEOGRAPHICAL REGION

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Americas	$65,400	$39,900	$211,111	$145,205
Europe, Middle East and Africa	30,917	13,332	83,282	55,235
Asia-Pacific	69,739	29,218	232,571	122,857

	$166,056	$82,450	$526,964	$323,297

We sell certain products through resellers, original equipment manufacturers and wireless service providers, who sell these products to end-users. We did not have any customers during the three and nine months ended September 30, 2022 or 2021 that accounted for more than 10% of total revenue. We had one customer as at September 30, 2022 that accounted for 19% of total Trade Accounts Receivable and no customers as at December 31, 2021 that accounted for more than 10% of total Trade Accounts Receivable. We had no customers as at September 30, 2022 that accounted for more than 10% of total Contract Assets and one customers as at December 31, 2021 that accounted for 23% of total Contract Assets.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

6.	RESTRUCTURING

On April 30, 2019, we announced certain initiatives related to the acceleration of our transformation to a Device-to-Cloud IoT solutions company.

During the third quarter of 2020, we initiated actions to reduce our operating expenses, in conjunction with the expected closing of the sale of our Automotive Business in the fourth quarter of 2020. We implemented organizational changes, including consolidation of our engineering resources resulting in a reduction in our engineering team in Hong Kong. This initiative affected 148 employees in various locations and functions within the Company.

During the fourth quarter of 2021, we initiated changes to the executive leadership team and our global organizational structure to further streamline and improve the overall business performance of the company, impacting 80 employees globally. In addition, we enacted separate initiatives to enhance our efficiency, including our administrative function, in the year ended December 31, 2021 and the nine months ended September 30, 2022.

The following table provides the activity in the restructuring liability:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Balance, beginning of period	$2,909	$2,433	$5,430	$5,750
Expensed- continuing operations	2,140	369	9,859	4,663
Disbursements	(3,297)	(1,378)	(13,363)	(8,985)
Foreign exchange	(105)	(4)	(279)	(8)

	$1,647	$1,420	$1,647	$1,420

Classification:
Accounts payable and accrued liabilities			1,647	1,420

			$1,647	$1,420

By restructuring initiative:
April 2019			200	677
Q3 2020			16	320
Q4 2021			1,213	—
Other 2021			—	423
Other 2022			218	—

			$1,647	$1,420

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

The components of continuing operations expense for the three and nine months ended September 30 were as follows:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
April 2019	$110	$(235)	$582	$(235)
Q3 2020	—	433	—	3,893
Q4 2021	592	—	7,396	—
Other 2021	—	171	101	1,005
Other 2022	1,438	—	1,780	—

	$2,140	$369	$9,859	$4,663

7.	GOVERNMENT ASSISTANCE

We are eligible for government subsidies from the Government of Canada and the U.S. Government.

In the three and nine months ended September 30, the Company recorded government assistance as follows:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Cost of sales	$—	$2	$—	$59
Sales and marketing	—	34	—	765
Research and development	—	113	—	1,859
Administration	33	19	66	550

	$33	$168	$66	$3,233

Government Assistance by Type
Canada Emergency Wage Subsidy	$—	$65	$—	$2,888
Canada Emergency Rent Subsidy	—	103	—	260
Other COVID-19 related subsidies	33	—	66	85

	$33	$168	$66	$3,233

In the nine months ended September 30, the Company repaid $2,658 of government subsidies received in 2021, which was recorded in Accounts payable and accrued liabilities in our consolidated balance sheets as at December 31, 2021.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

8.	OTHER EXPENSE

The components of other expense for the three and nine months ended September 30, 2022 were as follows:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Interest income	$(236)	$(8)	$(395)	$(71)
Interest expense	1,200	27	3,099	133
Discount fees (note 21(d))	40	38	88	96
Financing costs	80	168	292	225
Ransomware incident insurance recovery	2	(410)	(1,146)	(7,090)
Ransomware incident expense	—	681	—	9,029
Recognition of cumulative translation adjustments on dissolution of subsidiaries	754	—	1,571	—
Other	(1)	(33)	63	30

	$1,839	$463	$3,572	$2,352

9.	INCOME TAXES

Income tax expense of $869 and $3,581 in the three and nine months ended September 30, 2022, respectively, relate to corporate income tax resulting from ordinary business in various jurisdictions, and includes corporate income tax expense of $568 resulting from the sale of Omnilink in the nine months ended September 30, 2022. Income tax recovery of $1,912 and $755 for the three and nine months ended September 30, 2021, respectively, included a tax recovery of $2,378 from the impairment of the Swedish connectivity asset group.

10.	STOCK-BASED PAYMENTS

Stock-based compensation expense:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Cost of sales	$39	$60	$98	$245
Sales and marketing	927	337	3,185	2,646
Research and development	821	403	2,491	2,271
Administration	1,530	967	4,362	8,255

Continuing operations	$3,317	$1,767	$10,136	$13,417
Discontinued operations	—	—	—	587

	$3,317	$1,767	$10,136	$14,004

Stock option plan	$120	$299	$588	$1,096
Restricted stock plan	3,197	1,468	9,548	12,908

	$3,317	$1,767	$10,136	$14,004

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

As at September 30, 2022, the unrecognized compensation expense related to non-vested stock options and restricted share units was $458 and $21,177 (December 31, 2021 – $1,211 and $17,984), respectively, which is expected to be recognized over weighted average periods of 1.4 and 2.1 years (December 31, 2021 – 1.9 and 2.0 years), respectively.

Contingent upon close of the Transaction, each outstanding option will be deemed to be vested, assigned and surrendered by the holder to the Company in exchange for an amount in cash equal to $31 (in U.S. dollars) less the applicable exercise price in respect of such option. Each outstanding restricted share unit shall be deemed vested and transferred to the Company for an amount in cash equal to $31 (in U.S. dollars). The unrecognized compensation expense related to non-vested stock options and restricted share units will be accelerated contingent upon close of the Transaction.

Stock option plan

The following table presents stock option activity for the period:

	Three months ended September 30,		Nine months ended September 30,
Number of Options	2022	2021	2022	2021
Outstanding, beginning of period	284,066	950,116	774,201	1,361,111
Exercised	(67,010)	(34,589)	(251,045)	(298,207)
Forfeited/expired	(1,911)	(28,014)	(308,011)	(175,391)

Outstanding, end of period	215,145	887,513	215,145	887,513

Exercisable, beginning of period	162,357	600,535	538,145	826,756

Exercisable, end of period	117,316	598,235	117,316	598,235

Under the terms of the Company’s Stock Option Plan (the “Plan”), the Board of Directors (the “Board”) may authorize the grant of stock options to employees, officers and directors. The maximum number of shares issuable pursuant to the Plan is 9.7% of the number of issued and outstanding common shares from time to time, provided that in no event will more than 7,000,000 common shares be issued as “incentive stock options intended to qualify under Section 422 of the United States Internal Revenue Code”. In addition, the maximum number of shares issuable pursuant to the Plan, together with any shares issuable pursuant to other security-based compensation arrangements, shall not exceed 9.7% of the number of issued and outstanding common shares from time to time.

The Plan provides that the exercise price of a stock option will be determined on the date of grant and will not be less than the closing market price of the Company’s stock at that date. Stock options generally vest over four years, with the first 25% vesting at the first anniversary date of the grant and the balance vesting in equal amounts at the end of each full succeeding month thereafter. The Company determines the expiry date of each stock option at the time it is granted, which cannot be more than five years after the date of the grant.

The intrinsic value of outstanding and exercisable stock options is calculated as the stock market price of the stock at the balance sheet date, or date of exercise, less the exercise price of the stock option. The aggregate intrinsic value of stock options exercised in the three and nine months ended September 30, 2022 was $901 and $1,995, respectively (three and nine months ended September 30, 2021 - $123 and $1,046).

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

We did not issue any stock options in the three and nine months ended September 30, 2022 and 2021.

Restricted share plans

The following table summarizes the restricted share units (“RSUs”) activity for the period:

	Three months ended September 30,		Nine months ended September 30,
Number of RSUs	2022	2021	2022	2021
Outstanding, beginning of period	1,781,240	3,553,053	2,943,015	3,791,283
Granted	—	169,509	665,849	952,273
Vested / settled	(66,111)	(80,069)	(1,279,764)	(856,488)
Forfeited	(29,862)	(292,508)	(666,921)	(538,653)
Added by performance factor	—	78,365	23,088	79,935

Outstanding, end of period	1,685,267	3,428,350	1,685,267	3,428,350

Outstanding – vested and not settled	200,631	565,936	200,631	565,936
Outstanding – unvested	1,484,636	2,862,414	1,484,636	2,862,414

Outstanding, end of period	1,685,267	3,428,350	1,685,267	3,428,350

We have a market based restricted share unit plan (the “RSU Plan”) and a treasury based restricted share unit plan (the “Treasury Plan”, and together with the RSU Plan, the “RSPs”) with awards outstanding. The RSPs support our growth and profitability objectives by providing long-term incentives to employees and also encourage our objective of employee share ownership through the granting of RSUs. There is no exercise price or monetary payment required from the employees upon the grant of an RSU or upon the subsequent delivery of our common shares (or, in certain jurisdictions, cash in lieu at the option of the Company) to settle vested RSUs. The form and timing of settlement is subject to local laws.

At the Company’s Annual General Meeting of Shareholders on June 2, 2022, shareholders approved a resolution to amend the Treasury Plan. The amendments permit the Board to accelerate the vesting of outstanding RSUs to U.S. Participants in certain circumstances. These amendments align the ability of the Board to accelerate the vesting of outstanding awards granted to US Participants with the existing ability of the Board to accelerate the vesting of awards for non-U.S. Participants.

The maximum number of shares issuable pursuant to outstanding awards under the Treasury Plan is 9.7% of the number of issued and outstanding shares from time to time. In addition, the maximum number of shares issuable pursuant to all of our security-based compensation arrangements is 9.7% of the number of issued and outstanding shares. With respect to the market-based RSP, independent trustees purchase Sierra Wireless common shares over the facilities of the Toronto Stock Exchange and Nasdaq, which are used to settle vested RSUs. The existing trust funds are variable interest entities and are included in these consolidated financial statements as treasury shares held for RSU distribution. As at September 30, 2022, there were 59,726 market RSUs outstanding.

Non-performance based RSUs vest over one to three years. RSUs vesting over one or two years cliff vest in one year or two years, respectively, and RSUs vesting over three years vest in equal amounts on each anniversary date of the grant. RSU grants to employees who are resident in France for French tax purposes vest over three years in equal amounts on each anniversary date, with the first tranche subject to a hold period of one year. In addition, certain grants issued to employees who are resident in France for French tax purposes will not vest before the second anniversary from the date of grant, and any shares issued are subject to an additional two year tax hold period.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

We include a performance-based component to certain grants of units under our RSPs (“PSUs”). We have two types of PSUs, depending on their performance-based metric. The first type of PSUs have a market condition and are measured against an external benchmark index, and cliff vest after three years. The fair value of these PSUs at date of grant are determined using the Monte Carlo simulation model. The second type of PSUs are measured against financial metrics that are determined by the Company in each fiscal year for the performance period. The determination of the number of awards that will be attained at vesting is based on achieving the financial metric target in each of three individual fiscal years. Each tranche contains an independent annual performance condition and cliff vest on the third anniversary date. Since the financial metric for each tranche is determined separately for each fiscal year in the performance period, each tranche has a separate grant date and the fair value of the PSUs is determined at each grant date using the Company’s stock price on grant date adjusted for expected attainment with changes to expected attainment recorded in subsequent periods. As at September 30, 2022, 72,177 PSUs are considered issued but not yet granted and are excluded in the above RSU continuity table.

The aggregate intrinsic value of RSUs that vested and settled in the three and nine months ended September 30, 2022 was $1,941 and $24,699, respectively (three and nine months ended September 30, 2021 – $1,257 and $13,629).

11.	EARNINGS (LOSS) PER SHARE

The following table provides the reconciliation between basic and diluted earnings (loss) per share:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net earnings (loss)
Net loss from continuing operations	$(10,344)	$(38,406)	$(13,348)	$(76,980)
Net earnings (loss) from discontinued operations	1,014	459	3,038	(778)

	$(9,330)	$(37,947)	$(10,310)	$(77,758)
Weighted average shares used in computation of:
Basic	39,196	37,196	38,679	36,976
Diluted	39,196	37,196	38,679	36,976
Basic and diluted net earnings (loss) per share (in dollars):
Continuing operations	$(0.26)	$(1.03)	$(0.35)	$(2.08)
Discontinued operations	0.03	0.01	0.08	(0.02)

	$(0.24)	$(1.02)	$(0.27)	$(2.10)

As the Company incurred losses for the three and nine months ended September 30, 2022 and 2021, all equity awards for these periods were anti-dilutive and were excluded from the diluted weighted average shares.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

12.	ACCOUNTS RECEIVABLE

The movement in the allowance for expected credit losses during the nine months ended September 30, 2022 was as follows:

Nine months ended September 30, 2022
Balance, beginning of period	$2,581
Current-period provision for expected credit losses	833
Write-offs charged against allowance for credit losses	(44)
Recoveries of amounts previously written off	2
Disposed of in sale of Omnilink (note 4(b))	(88)
Reclassified to assets held for sale (note 4(c))	(282)
Foreign exchange	(104)

Balance, end of period	$2,898

13.	CONTRACT BALANCES

The following table provides the changes in contract balances:

	September 30, 2022	December 31, 2021	Change
Contract assets	$1,603	$2,290	$(687)
Deferred revenue - current	13,756	11,770	1,986
Deferred revenue - noncurrent	7,220	7,222	(2)

Contract assets are included in Accounts receivable in our consolidated balance sheets.

During the three and nine months ended September 30, 2022, $2,467 and $9,580, respectively, of deferred revenue was recognized in revenue that was included in the deferred revenue balance as at December 31, 2021 (three and nine months ended September 30, 2021 - $2,069 and $8,308).

14.	INVENTORIES

The components of inventories were as follows:

	September 30, 2022	December 31, 2021
Electronic components	$81,884	$57,302
Finished goods	26,080	24,875

	$107,964	$82,177

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

15.	PREPAIDS AND OTHER

The components of prepaids and other were as follows:

	September 30, 2022	December 31, 2021
Inventory advances	$43,111	$16,631
Insurance and licenses	580	841
Deposits	2,907	2,821
Contract acquisition and fulfillment costs	650	1,746
Other	6,243	5,333

	$53,491	$27,372

In the three and nine months ended September 30, 2022, $2,947 and $3,831, respectively, of deferred contract acquisition and fulfillment costs were expensed to Sales and marketing and Cost of sales (three and nine months ended September 30, 2021 - $435 and $1,313).

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

16.	INTANGIBLE ASSETS

During the three and nine months ended September 30, 2022, the Company recorded an impairment expense of nil and $9,385, respectively, resulting from the decision to not develop additional products for our home security business in light of the shutdown of 2G/3G networks in the United States. Our home security asset group is part of our Enterprise Solutions reportable segment (see note 5). As the carrying value of the home security asset group was higher than the estimated fair value, which was based on expected future cash flows at the time the impairment calculation was performed, an impairment expense was recognized on the related patents and trademarks, customer relationships, brand, and research and development intangible assets. The fair value is a level 3 measurement which required significant judgment. The unobservable inputs include future assumptions about the revenue attrition rate and gross margin.

The components of intangible assets are as follows:

	As at September 30, 2022
	Cost	Accumulated amortization	Net book value
Patents and trademarks	$14,447	$13,208	$1,239
Licenses	51,344	46,872	4,472
Intellectual property	22,255	21,447	808
Customer relationships	102,883	79,565	23,318
Brand	5,271	4,343	928
Research and development	8,696	8,665	31

	$204,896	$174,100	$30,796

	As at December 31, 2021
	Cost	Accumulated amortization	Net book value
Patents and trademarks	$15,576	$14,226	$1,350
Licenses	57,382	51,251	6,131
Intellectual property	30,125	27,466	2,659
Customer relationships	125,187	88,659	36,528
Brand	15,069	7,065	8,004
Research and development	9,982	9,946	36

	$253,321	$198,613	$54,708

Estimated annual amortization expense for the next 5 years ended December 31 is as follows:

Remaining 2022	$2,484
2023	7,363
2024	6,227
2025	4,278
2026	3,965

The weighted-average remaining useful lives of intangible assets was 4.0 years as at September 30, 2022.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

17.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The components of accounts payable and accrued liabilities were as follows:

	September 30, 2022	December 31, 2021
Trade payables and accruals	$99,965	$108,741
Inventory commitment reserve	6,656	3,783
Accrued royalties	12,885	9,456
Accrued payroll and related liabilities	20,667	18,956
Professional services	13,838	8,309
Taxes payable (including sales taxes)	6,860	4,148
Product warranties (note 22 (a)(iii))	4,749	4,510
Sales credits	22,153	14,154
Restructuring liability (note 6)	1,647	5,430
Operating lease liabilities	1,745	2,132
Finance lease liabilities	9	19
Other	843	3,891

	$192,017	$183,529

18.	LONG-TERM OBLIGATIONS

The components of long-term obligations were as follows:

	September 30, 2022	December 31, 2021
Accrued royalties	$25,018	$31,575
Deferred revenue	7,220	7,222
Finance lease liabilities	16	49
Other	3,445	3,962

	$35,699	$42,808

Remaining performance obligations

As at September 30, 2022, we had $51,244 of remaining performance obligations to be recognized (December 31, 2021 - $34,217), of which we expect to recognize approximately 7% in 2022 and 60% in 2023, and 33% in subsequent years.

We do not disclose the value of remaining performance obligations for: (i) contracts with an original expected length of one year or less, and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

19.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The changes by component in accumulated other comprehensive loss, net of taxes, were as follows:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Balance, beginning of period	$(11,072)	$(7,247)	$(8,732)	$(5,580)
Foreign currency translation adjustments	1,461	717	3,469	1,179
Recognition of cumulative translation adjustments on dissolution of subsidiaries	754	—	1,571	—
Loss on long term intercompany balances	(3,514)	(1,677)	(8,679)	(3,806)

Balance, end of period	$(12,371)	$(8,207)	$(12,371)	$(8,207)

20.	FAIR VALUE MEASUREMENT

Fair value presentation

An established fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is available and significant to the fair value measurement. There are three levels of inputs that may be used to measure fair value:

Level 1	-	Quoted prices in active markets for identical assets or liabilities.

Level 2	-	Observable inputs other than quoted prices in active markets for identical assets and liabilities, such as quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	-	Inputs that are generally unobservable and are supported by little or no market activity and that are significant to the fair value determination of the assets or liabilities.

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and secured borrowing approximate their fair value due to the immediate or short-term maturity of these financial instruments. Based on borrowing rates currently available to us for loans with similar terms, the carrying values of our obligations under capital leases, and long-term obligations approximate their fair values.

Long-term debt is carried at amortized cost. Incremental costs and fees that are directly attributable to the long-term debt are initially recognized as a deferred charge (i.e. asset). When debt is recognized as a liability at the initial date, the carrying amount of the deferred charge is re-classified as a reduction of the initial proceeds of the debt and amortized to interest expense over the term of the loan. The carrying value of our Loan approximates its fair value and the fair value of our Subordinate Facility is $42,941 as at September 30, 2022 (see note 21(b)). The measurement is categorized within Level 3 of the fair value hierarchy.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

Derivatives, such as foreign currency forward and options contracts, may be used to economically hedge the foreign exchange risk on cash flows from commitments denominated in a foreign currency. Derivatives are recorded in Accounts receivable or Accounts payable and accrued liabilities and measured at fair value at each balance sheet date. Any resulting gains and losses from changes in the fair value are recorded in Foreign exchange gain (loss).

Fair value of the foreign currency forward and options contracts are based on observable market inputs such as forward rates in active markets, which represents a Level 2 measurement within the fair value hierarchy.

As at September 30, 2022, we were committed to foreign currency forward contracts totaling $13.5 million (December 31, 2021 - $25.5 million) Canadian dollars to purchase Canadian dollars with an average forward rate of 1.2722 maturing between October and December 2022. We recorded unrealized loss of $584 and $993 in Foreign exchange gain (loss) for those outstanding contracts in the three and nine months ended September 30, 2022, respectively (three and nine months ended September 30, 2021 - unrealized loss of $233 and $530).

21.	FINANCIAL INSTRUMENTS

(a) Revolving Facility

We have a committed senior secured revolving credit facility (the “Revolving Facility”) with the Canadian Imperial Bank of Commerce (“CIBC”) as sole lender and as Administrative Agent. The total borrowing capacity under the Revolving Facility is $30 million. The Revolving Facility matures on April 30, 2023 and may be used for general corporate purposes, including, but not limited to, capital expenditures, working capital requirements and/or certain acquisitions permitted under the Revolving Facility. Borrowings under the Revolving Facility may bear interest at US Base Rate or LIBOR plus applicable margin. Effective January 1, 2022, all references to LIBOR are replaced with the Secured Overnight Financing Rate (“SOFR”). The Revolving Facility contains customary affirmative, negative and financial covenants, including restrictions on dividend payments while the Revolving Facility is drawn. A waiver of certain financial covenants was received on January 19, 2022 and is valid through December 31, 2022. Availability under the amended Revolving Facility is subject to a borrowing base effective January 19, 2022. As at September 30, 2022, there were $nil outstanding borrowings under the Revolving Facility (December 31, 2021 - $nil).

Contingent upon close of the Transaction, all outstanding commitments under the Revolving Facility will be terminated.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

(b)	Long-Term Debt

The movement in long-term debt during the nine months ended September 30, 2022 was as follows:

	Subordinate Facility	Loan	Total
Balance, beginning of period	$—	$9,888	$9,888
Proceeds, net of debt issuance costs	45,732	—	45,732
Capitalized interest expense	2,548	—	2,548
Foreign exchange	(3,899)	(852)	(4,751)

Balance, end of period	$44,381	$9,036	$53,417

Classification:
Current portion of long-term debt	$—	$1,130	$1,130
Long-term debt	44,381	7,906	52,287

	$44,381	$9,036	$53,417

The table below presents the Company’s contractual principal payments as at September 30, 2022 under the long-term debt:

Remaining 2022	$452
2023	904
2024	904
2025	904
2026	50,714

$53,878

On September 29, 2021, we added a $12.5 million Canadian dollar term loan facility (the “Loan”) with CIBC. The Loan is backed by the Government of Canada under the Business Credit Availability Program; specifically, 80% of the principal of the Loan is guaranteed by the Business Development Bank of Canada (“BDC”). The Loan bears interest at CIBC’s Prime Lending rate plus 2.50% per annum. Repayment is interest only for the first 12 months, followed by regular quarterly payments of principal based on a ten-year amortization schedule plus interest. The outstanding amount owing plus accrued interest and fees are repayable on the maturity date, September 29, 2026. Under the terms, the proceeds from the Loan are to be used to exclusively fund the operational cash flow needs of the Company, including normal scheduled principal and interest payments on the CIBC credit facilities. The Loan also includes restrictions on dividend payments while the Loan is drawn. In the three and nine months ended September 30, 2022, we recorded interest expense of $173 and $415, respectively.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

On January 19, 2022, the Company entered into a credit agreement for a new subordinate credit facility (the “Subordinate Facility”) with CIBC and BDC (the “Subordinate Lenders”), pursuant to which the Subordinate Lenders agreed to make available to the Company a non-revolving term facility in the principal amount of up to Cdn $60 million. This Subordinate Facility was fully drawn on January 21, 2022 and has a four year term, maturing on January 19, 2026. The Subordinate Facility bears an interest rate of 5.00% per annum for the first year which increases annually thereafter. In the second year the rate is the greater of, (i) the interest rate applicable to the operating loans under the Revolving Facility plus 1.00%; and (ii) 6.00% per annum. In the third year the rate is the greater of (i) the interest rate applicable to the operating loans under the Revolving Facility plus 2.00%; and (ii) 7.00% per annum. In the fourth year the rate is equal to the greater of (i) the interest rate applicable to the operating loans under the Revolving Facility plus 3.00%; and (ii) 8.00% per annum. During the first year, interest will be added to the principal amount and will be due and payable on the maturity date of the Subordinate Facility. After the first year, interest will be payable monthly. The Subordinate Facility is also subject to an upfront fee of 1.25% and an annual fee on outstanding borrowings in the amount of 1.00% on the first anniversary, 1.25% on the second anniversary and 1.50% on the third anniversary. The Subordinate Facility also contains a mandatory repayment clause (the “Cash Sweep”) stating that for the quarter ending December 31, 2022 and quarters thereafter, 50% of excess cash for the quarter including all cash and cash equivalents disclosed in the Company’s quarterly consolidated financial statements, plus the unused portion of any availability under the Revolving Facility, less $75 million, must be repaid against the outstanding principal, up to an annual cap of $25 million. At each reporting date where the Cash Sweep provision is triggered, the portion of the debt repayable in accordance with the cash sweep provision will be classified as current. Excluding this Cash Sweep, pre-payments on this facility may be made without penalty beginning July 19, 2023. The Subordinate Facility contains customary affirmative, negative and financial covenants, including restrictions on dividend payments while the Subordinate Facility is drawn, and is secured under a general security agreement over our significant entities. On January 19, 2022, the Company received a waiver of certain financial covenants, which will remain in place through December 31, 2022.

On January 21, 2022, the Subordinate Facility was fully drawn for $47,214 (Cdn$60,000). Upon issuance, we paid an upfront fee to the lenders of $590 and incurred other debt issuance costs of $892. The debt issuance costs are being amortized using the interest method over the term of the Subordinate Facility and reported in interest expense. We initially recorded interest expense based on an effective interest rate on the Subordinate Facility of 7.7%. The effective interest rate was based on the minimum contractual interest rates and is subject to changes in the interest rates applicable as described above. Due to increases in the interest rates applicable to the Subordinate Facility, the effective interest rate at September 30, 2022 is 8.9%.

Contingent upon close of the Transaction, all outstanding commitments under the Loan and the Subordinate Facility will be terminated and all outstanding obligations repaid in full.

(c)	Letters of credit

We have access to a standby letter of credit facility of $1.5 million from Toronto Dominion Bank. The credit facility is used for the issuance of letters of credit and guarantees and is guaranteed by Export Development Canada. As of September 30, 2022, letters of credit issued against the revolving standby letter of credit facility were for a total value of $1.25 million (December 31, 2021 - $1.25 million).

(d)	Accounts Receivables Purchase Agreement

We have an uncommitted Receivables Purchase Agreement (the “RPA”) with CIBC, as purchaser, to increase our liquidity. Under the RPA, the Company may offer to sell certain eligible accounts receivable (the “Receivables”) to CIBC, which may accept such offer, and purchase the offered Receivables. Under the RPA, up to $75.0 million of Receivables may be sold and remain outstanding at any time. Receivables are sold at 100% face value less discount with a 10% limited recourse to the Company arising from certain repurchase events. The RPA is on an uncommitted basis with no expiry date and carries a discount rate of Canadian Dollar Offered Rate (for purchased Receivables in CAD) and SOFR (for purchased Receivables in USD) plus an applicable margin. For sales prior to those outstanding at September 30, 2022, the Company did not retain any interests in the Receivables, but continued to service and collect, in an administrative capacity, the Receivables on behalf of CIBC.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

Prior to September 30, 2022, the Company accounted for the sold Receivables as a sale in accordance with FASB ASC 860, Transfers and Servicing. Proceeds from the sale reflect the face value of the Receivables less discount fees charged by CIBC and one-time legal costs. The discount fees are recorded in Other expense in the Company’s consolidated statements of operations. Net proceeds are classified under operating activities in the consolidated statements of cash flows.

Pursuant to the RPA, the Company sold and de-recognized $nil and $26,810 Receivables in the three and nine months ended September 30, 2022, respectively (three and nine months ended September 30, 2021 - $32,114 and $76,964). As at September 30, 2022, $nil de-recognized Receivables remained outstanding to be remitted to CIBC (December 31, 2021 - $11,960).

On September 30, 2022, due to the Transaction, the Company entered into a termination and repurchase agreement with CIBC to sell $14,596 Receivables and repurchase on October 11, 2022 or such other date as the parties may agree (“Repurchase Date”). As at September 30, 2022, due to the termination and repurchase agreement, the Company maintained effective control over the sold $14,596 Receivables, and the proceeds received from the sale, net of discount fees, of $14,556 were recognized in our consolidated balance sheets as a secured borrowing. Subsequent to September 30, 2022, the Company has extended the Repurchase Date beyond the settlement dates of the Receivables and $nil Receivables were repurchased from CIBC on October 11, 2022. Net proceeds are classified as financing activities in the consolidated statements of cash flows.

Discount fees, which are included in Other expense in the consolidated statements of operations, were $40 and $88 for the three and nine months ended September 30, 2022, respectively (three and nine months ended September 30, 2021 - $38 and $96).

22.	COMMITMENTS AND CONTINGENCIES

(a)	Contingent liability on sale of products

(i)

Under license agreements, we are committed to make royalty payments based on the sales of products using certain technologies. We recognize royalty obligations as determinable in accordance with agreement terms. Where agreements are not in place, we have recognized our current best estimate of the obligation under accrued liabilities and long-term obligations. When agreements are finalized or the obligation becomes statute barred, the estimate is revised accordingly.

(ii)

We are a party to a variety of agreements in the ordinary course of business under which we may be obligated to indemnify a third party with respect to certain matters. Typically, these obligations arise as a result of contracts for sale of our products to customers where we provide indemnification against losses arising from matters such as potential intellectual property infringements and product liabilities. The impact on our future financial results is not subject to reasonable estimation because considerable uncertainty exists as to the final outcome of any claims and whether claims will be made. To date, we have not incurred material costs related to these types of indemnifications.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

(iii)

We accrue product warranty costs to provide for the repair or replacement of defective products. Our accrual is based on an assessment of historical experience and on management’s estimates. Changes in the liability for product warranties were as follows:

	Three months ended September 30, 2022	Nine months ended September 30, 2022
Balance, beginning of period	$6,202	$4,510
Provisions	625	3,818
Expenditures	(2,034)	(3,483)
Reclassified to liabilities held for sale (notes 4(b) and 4(c))	(44)	(96)

Balance, end of period	$4,749	$4,749

(b)	Other commitments

We have purchase commitments totaling approximately $119,196 (December 31, 2021 - $179,573), with certain contract manufacturers and suppliers under which we have committed to buy a minimum amount of designated products between October 2022 and March 2023. In certain of these agreements, we are required to acquire and pay for such products up to the prescribed minimum or forecasted purchases.

We have purchase commitments totaling approximately $22,007 (December 31, 2021 - $9,639) with certain mobile network operators under which we have committed to buy a minimum amount of wireless data and wireless data services between October 2022 and December 2024.

(c)	Legal proceedings

We are from time to time involved in litigation, certain other claims and arbitration matters arising in the ordinary course of our business. We accrue for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. These accruals are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel and technical experts and other information and events pertaining to a particular matter. To the extent there is a reasonable possibility (within the meaning of ASC 450, Contingencies) that the losses could exceed the amounts already accrued for those cases for which an estimate can be made, management believes that the amount of any such additional loss would not be material to our results of operations or financial condition.

In some instances, we are unable to reasonably estimate any potential loss or range of loss. The nature and progression of litigation can make it difficult to predict the impact a particular lawsuit will have on the Company. For instance, in the case of patent litigation, there are many reasons why we cannot make these assessments, including, among others, one or more of the following: in the early stage of a proceeding, the claimant is not required to specifically identify the manner in which the patent has allegedly been infringed; damages sought that are unspecified, unsupportable, unexplained or uncertain; discovery not having been started or being incomplete; the complexity of the facts that are in dispute (e.g., the analysis of the patent and a comparison to the activities of the Company is a labor-intensive and highly technical process); the difficulty of assessing novel claims; the parties not having engaged in any meaningful settlement discussions; the possibility that other parties may share in any ultimate liability; and the often slow pace of patent litigation.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

We are required to apply judgment with respect to any potential loss or range of loss in connection with litigation. While we believe we have meritorious defenses to the claims asserted against us in our currently outstanding litigation, and intend to defend ourselves vigorously in all cases, in light of the inherent uncertainties in litigation there can be no assurance that the ultimate resolution of these matters will not significantly exceed the reserves currently accrued by us for those cases for which an estimate can be made. Losses in connection with any litigation for which we are not presently able to reasonably estimate any potential loss or range of loss could be material to our results of operations and financial condition.

On June 14, 2022, Denso Corporation, and several of its affiliates (collectively “Denso”), filed suit against us and several of our affiliates in Superior Court in San Diego County, California. Denso asserts eight claims, including claims for breach of express and implied warranties, equitable indemnification, negligent and intentional misrepresentation, unjust enrichment, promissory estoppel, and declaratory judgment, based on an alleged defect related to the GPS week number rollover date. Denso alleges that it incurred approximately $84 million in damages and costs to implement a firmware update provided by our supplier in late 2018, before we disposed of the Automotive Business, to address the alleged product defect. Denso filed an amended complaint on September 23, 2022, asserting essentially the same eight claims. On October 24, 2022, we filed a motion (demurrer) seeking to dismiss certain claims alleged by Denso in their amended complaint. The case is at an early stage, and we intend to defend the claim vigorously.

We have been advised that Harman Becker Automotive Systems GmbH, and several of its affiliates (collectively “Harman”), filed suit against us in the District Court of Munich, Germany in June 2022. While we have not been served with any complaint, we understand that Harman is asserting claims based on an alleged defect related to the GPS week number rollover date. Harman alleges that it incurred approximately $16 million in damages and costs to implement a firmware update provided by our supplier in late 2018, before we disposed of the Automotive Business, to address the alleged product defect. In the event we are served with a complaint in this matter, we intend to defend the claim vigorously.

Intellectual Property Indemnification Claims

We have been notified by certain of our customers in the following matter that we may have an obligation to indemnify them in respect of the products we supply to them:

In June 2019, Sisvel International S.A. and 3G Licensing S.A. (together, “First Suit Plaintiffs”), filed patent infringement lawsuits (the “First Suits”) in the United States District Court for the District of Delaware against one or more of our customers alleging patent infringement with respect to a portfolio of 12 patents allegedly related to technology for 2G, 3G and 4G cellular communications networks. The Delaware court dismissed claims based on 6 of those 12 patents in February 2020 for at least one of our customers. In May 2020, the First Suit Plaintiffs together with Sisvel S.p.A. (collectively, the “Second Suit Plaintiffs”) filed patent infringement lawsuits (the “Second Suits”) in the United States District Court for the District of Delaware, against one or more of our customers alleging patent infringement with respect to an additional 9 patents allegedly related to technology for 3G and 4G cellular communications networks. The allegations in both lawsuits have been made in relation to certain of our customers’ products, which may include products which utilize modules sold to them by us. Inter Partes Review (“IPR”) petitions filed by us and others with the United States Patent and Trademark Office have been instituted with respect to 5 of the 6 remaining patents involved in the First Suits and 8 of the patents involved in the Second Suits. The Patent Trial and Appeal Board (the “PTAB”) has issued written decisions invalidating or partially invalidating the challenged claims of 5 patents involved in the First Suits, which decisions are being appealed by the First Suit Plaintiffs. The PTAB has likewise so far issued decisions on 5 of the 8 patents involved in the Second Suits, invalidating all challenged claims of 4 of those patents and some of the challenged claims in the 5th patent. We have appealed the outcome of that 5th decision. Decisions with respect to the final 3 instituted petitions involving patents in the Second Suits are anticipated later this year or early 2023. Sisvel has stipulated to a stay of both the First Suits and the Second Suits pending the results of the IPR procedure. We do not admit that Sierra Wireless owes indemnity in response to any of the customer requests with respect to the above matters.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

Although there can be no assurance that an unfavorable outcome would not have a material adverse effect on our operating results, liquidity or financial position, we believe the claims made in the foregoing legal proceedings are without merit and intend to defend ourselves and our products vigorously in all cases.

We are engaged in certain other claims, legal actions and arbitration matters, all in the ordinary course of business, and believe that the ultimate outcome of these claims, legal actions and arbitration matters will not have a material adverse effect on our operating results, liquidity or financial position.